EXHIBIT 10.23

CITRUS HEALTH CARE, INC.

GLOBAL CAPITATION AGREEMENT

This Global Capitation Agreement (the "Agreement ) is made and entered into this 4th day of February, 2005 by and between Citrus Health Care, Inc., a Florida corporation (Plan ), and Renaissance Health System of Florida, Inc. a Florida corporation (Group )  whose affiliated Physicians/Providers are listed in Attachment  D  which is attached hereto and incorporated herein by reference.

RECITALS:

WHEREAS, Plan is licensed with the state of Florida, Office of Insurance Regulation (OIR) and Agency for Health Care Administration ( AHCA ) as a certified and licensed Health Maintenance Organization in the State of Florida; and

WHEREAS, Plan has been granted a Medicare + Choice contract with the federal Centers For Medicare and Medicaid (CMS) in order to enroll, and arrange for health care services for Medicare Members; and

WHEREAS, Plan provides or arranges for the provision of Covered Services to Members through physicians, allied health care professionals, and facilities (Physicians/Providers) who are licensed to practice medicine or provide health care benefits in the State of Florida; and

WHEREAS, Group is an entity that manages Physicians/Providers; and

WHEREAS, the parties desire to enter into this Agreement to provide and/or arrange for all Covered Services to certain Plan Members; and

WHEREAS, Group has subcontracted with physicians and other health care providers in Plan's service area to provide services to members of HMOs which are under contract with Group; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and other valuable consideration, the parties hereto agree as follows:

1.

 DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings as set forth below:

1.1

Agency: the Florida Agency for Health Care Administration.

1.2

CMS: the Centers for Medicare and Medicaid Services.

1.3

Co-payment: a fee payment by the Member to Physicians/Providers at the time Covered Services are rendered, in accordance with the Schedule of Benefits applicable to the particular health services plan in which a Member is enrolled.

1.4

Covered Services: means all medical, hospital, and other services covered under the applicable health services plan in which a Member has enrolled.

1.5

OIR:State of Florida Office of Insurance Regulation and all successor agencies.

1.6

Deficits : Any negative balance remaining after consideration of reserve requirements in the Operating Fund Balance.

1.7

Emergency Medical Condition: pursuant to Section 409.901 (9), F.S., an emergency medical condition is (1) A medical condition manifesting itself by acute symptoms of sufficient severity, which may include severe pain or other acute symptoms, such as a prudent lay person, pursuant to Section 4704 of the 1997 balanced Budget Act, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention could reasonably result in any of the following: (a) Serious jeopardy to the health of the patient, including a pregnant woman or fetus, (b) Serious impairment to bodily function, (c) Serious dysfunction of any bodily organ or part. (2) With respect to a pregnant woman: (a) That there is inadequate time to effect safe transfer to another hospital prior to delivery, (b) That a transfer may pose a threat to the health and safety of the patient or fetus, (c) That there is evidence of the onset and persistence of uterine contractions or rupture of membranes.

1.8

Emergency Services and Care: medical screening, examination and evaluation by a physician or to the extent permitted by applicable laws, by appropriate personnel under the supervision of a physician, to determine whether an emergency medical condition exists and if it does, the care, treatment or surgery for a covered service by a physician which is necessary to relieve or eliminate the emergency medical condition, within the service capability of a hospital. This includes Covered Services that are (1) furnished by a provider qualified to furnish emergency services; and (2) needed to evaluate or stabilize an emergency medical condition.

1.9

Group: the individual, professional association, partnership, or corporation as specified above and disclosed in Attachment D, which has contracted with Plan to provide and/or arrange for all Covered Services to certain Plan Members under this Agreement.

1.10

Plan: Citrus Health Care, Inc.

1.11

IBNR (Incurred But Not Reported1): IBNR consists of Plan accounting for all claims not paid, i.e. those claims that have been incurred and are known as well as those claims that have been incurred and are unknown. There are several methodologies used to develop such estimates, including the use of completion factors. Plan will obtain an annual certification of the IBNR calculation.

1.13

Medically Necessary: In accordance with 42 CFR section 440.230 and as defined in section 59 G1.010 (167), FAC to include that the medical or allied care, goods, or services furnished or ordered must:

(a)

Meet the following conditions:

1.

Be necessary to protect life, to prevent significant illness or significant disability, or to alleviate severe pain;

2.

Be individualized, specific, and consistent with symptoms or confirmed diagnosis of the illness or injury under treatment, and not in excess of the patient's needs;

3.

Be consistent with generally accepted professional medical standards as determined by CMS, and not experimental or investigational;

4.

Be reflective of the level of service that can be safely furnished, and for which no equally effective and more conservative or less costly treatment is available, statewide and;

5.

Be furnished in a manner not primarily intended for the convenience of the recipient, the recipient's caretaker, or the Specialist.

(b)

Medically necessary  or  medical necessity  for inpatient hospital services requires that those services furnished in a hospital on an inpatient basis could not, consistent with the provisions of appropriate medical care, be effectively furnished more economically on an outpatient basis or in an inpatient facility of a different type.

(c)

The fact that a specialist has prescribed, recommended, or approved medical or allied care, goods, or services does not, in itself, make such care, goods or services medically necessary or a medical necessity or a Covered Service.

1.14

Medicare Program: the program administered by CMS on behalf of Medicare beneficiaries.

1.15

Member: any individual or eligible dependent of such individual, who has been enrolled in a health services plan offered by or administered by Plan as a Medicare beneficiary enrolled under Plan's contract with the CMS (Medicare Member).

1.16

Participating Hospital (Participating Provider): a hospital in the Service Area with which Plan has contracted to render inpatient or outpatient services to Members. The Physician will refer or admit Members, when Medically Necessary, only to Participating Hospitals. The Physician shall make referrals to non-participating providers, subject to Plan referral procedures, when a particular type of care that is needed is not available from Plan roster of participating hospitals and/or other providers, or when a participating provider may not be in reasonable reach, and delay of treatment may be harmful.

1.17

Participating Specialist or Participating Provider: physicians or other health care providers, other than a Primary Care Physician, with whom Plan has entered into a contract to render services to Members. The Primary Care Physician will refer Members to an appropriate Participating Specialist when such Member is in need of services that are outside the scope of services normally provided by the Primary Care Physician. The Physicians shall make referrals to non-participating providers, subject to Plan's referral procedures, when a particular type of care that is needed is not available from Plan roster of participating hospitals and other providers, or when a participating provider may not be in reasonable reach, and delay of treatment may be harmful.

1.18

Physician: a Doctor of Medicine ( M.D.), or a Doctor of Osteopathy (D.O.), duly licensed and qualified under the laws of the State of Florida, who practices as a shareholder, partner, contractor or employee of Group, and who has executed a Group Participation Addendum, incorporated herein by reference and annexed hereto as Attachment F, and is listed on the annexed Attachment D and, if applicable, on the annexed Attachment E.

1.19

Physicians/Providers: physicians, allied healthcare professionals, and facilities who are licensed to practice medicine or provide healthcare benefits in the State of Florida.

1.20

Primary Care Physician (Participating Provider): a participating physician assigned to a Member to provide primary medical services, and who is responsible for coordinating the total medical care of the Member. The Primary Care Physician will refer Members to Participating Specialists and Hospitals, when Medically Necessary. The Primary Care Physician shall make referrals to non-participating specialists and hospitals, subject to Plan's referral procedures.

1.21

Group's Principals: the Group or if not an individual, the owners, directors and key management of the Group.

1.22

Professional Services: those Covered Services set forth herein in Attachment, A which are directly provided by Group.

1.23

Service Area: the geographic area in which Plan has contracted with physicians, hospitals and other health providers to render services to Plan Members. The Service Area on the date of this Agreement is those counties in which the Agency has given Plan authority to conduct its health maintenance organization business in the State of Florida. This is the geographic area in which Members must obtain services from Plan, except Emergency Services, or Urgently Needed Services while the Member is temporarily outside the Service Area.

1.24

Schedule of Benefits: the schedule of Covered Services corresponding to the health services plan under which a particular Member has enrolled. The Schedule of Benefits also lists certain items or services, which are excluded or limited. Any service obtained by Members that is excluded or which has exceeded the limitation for that service is not a Covered Service and will be the responsibility of the Member.

1.25

Sick Care or Routine Sick Care: non-urgent problems, which do not substantially restrict normal activity, but could develop complications if left untreated (e.g., chronic disease).

1.26

Subcontractor: defined as a person or entity that is contracted by Group, directly or through another person or entity that is contracted to provide Covered Services to Plan Members, who are not employees of the Group.

1.27

Surplus: any positive balance remaining above the Reserve Requirement.

1.28

Urgent Care: those problems that, though not life-threatening, could result in serious injury or disability unless medical attention is received (e.g. high fever, animal bites, fractures, severe pain) or do substantially restrict a member's activity (e.g., infectious illnesses, flu, respiratory ailments, etc.).

1.29

Urgently Needed Services: those Covered Services provided when an enrollee is temporarily absent from Plan's service (or if applicable, continuation) area (or, for unusual or extraordinary circumstances, provided when the enrollee is in the service or continuation area but Plan's provider network is temporarily unavailable or inaccessible) when such services are Medically Necessary and immediately required; (1) as a result of an unforeseen illness, injury, or condition; and (2) it was not reasonable given the circumstances to obtain the services through Plan.

1.30

Well Care: a routine medical visit for one of the following: family planning, routine follow-up to a previously treated condition or illness, adult physicals and any other routine visit for other than the treatment of an illness.

2.

CREDENTIALS

2.1

Physicians' Credentials: The Group certifies and will provide language in its Agreements with its Physicians/Providers that Physicians/Providers will, at all relevant times, be duly licensed to practice medicine in the State of Florida, are not excluded from providing services to Medicare beneficiaries under the Medicare program administered by CMS, and that the information concerning their education, experience, medical specialty, and hospital affiliation set forth in Plan Credentialing Application, incorporated herein by reference, is, and remains, true and correct.

2.2

Prohibition from Contracting: Group is prohibited from employing or contracting with an individual who is excluded from participation in Medicare under section 1128 or 112A of the Social Security Act (or with an entity that employs or contracts with such an individual) for the provision of any of the following: (1) health care; (2) utilization review; (3) medical social work; or (4) administrative services.

2.3

Credentials Approved Before Services Rendered: The Group agrees that, notwithstanding the execution of this Agreement, Covered Services shall not be provided to Members until the Physician's/Provider's credentials, including Subcontractors, have been verified and approved by

Plan. Further, in the event that the credentials of a Physician/Provider, or any physician or licensed medical professional acting on behalf of the Physician/Provider are disapproved by Plan, the disapproved Physician/Provider and/or any physician or licensed medical professional acting on behalf of the Physician/Provider shall be disqualified from providing further services to Plan members. Until and unless a Physician or other Provider is credentialed, no compensation pursuant to Section 7 of this Agreement shall be paid for any claims submitted by such Physician or Provider. Approval of the Physician's/Provider's credentials will not be unreasonably withheld in either time or scope.

2.4

Notification of Change: The Group assumes the responsibility of notifying Plan in writing as soon as it is aware, in regard to Group’s Physicians/Providers if there is a change, limitation, revocation, suspension or proceeding affecting (1) any license or certification required by Physician/Provider to provide Covered Health Services; (2) the cancellation, termination or reduction of the professional liability insurance coverage of Physician/Provider; (3) the medical staff membership or privileges of Physician with respect to any hospital, whether or not the hospital participates in Plan's Medicare + Choice program; (4) Physician/Provider's ability to participate in the Medicare Programs; or (5) Physician/Provider's Drug Enforcement Agency registration. Group shall immediately cease using such Physician/Provider for providing any services to Plan's Members pursuant to this Agreement upon the completion of    such proceedings that changes, limits, revokes or suspends any license or certification required by the Physician/Provider to provide Covered Services. Nothing in the foregoing limits the right of Group to immediately cease using such Physician/Provider for any reason.

Plan shall notify the Group in the event that the approval of the credentials of any Physician or any physician or other licensed medical professional acting on behalf of Physician have been revoked or suspended by Plan. Immediately upon receipt of such notice, Group shall ensure that the disapproved Physician shall discontinue rendering services to Members or shall cause such disapproved individual to discontinue rendering services to Members. Group agrees to include language effectuating this provision in all Agreements with Physicians who will be rendering professional services to Plan members/enrollees. Group agrees that Plan may be damaged by the Physician, uncredentialed physician, and/or uncredentialed licensed medical professional if services to Members do not immediately cease. Notwithstanding anything in this agreement, Plan may not use excess provider/physician capacity, business concentration or other similar criteria in determining the credentials of any Group provider or physician.

2.5

Disciplinary Procedures:  To the extent that Group receives information from reliable sources, Group agrees to notify Plan immediately upon the commencement of any disciplinary action being considered or taken against any of the Group’s providers by any state licensing board by which such providers are licensed or Hospital on which such providers are staff members. Upon notification that such providers are subject to any disciplinary proceeding or action by any state licensing board by which such providers are licensed or Hospital on which such providers are staff members, Plan may suspend a provider from attending Plan Members and from the Group’s panel under this Agreement until such proceeding or action is resolved, up to and including permanently disqualifying the provider from further serving or attending Plan Members. Group agrees to include language effectuating this provision in all its Agreements with any Physicians rendering professional services to Plan Members/enrollees so that there is a mechanism for Physicians to timely report these circumstances to Group and Plan.

2.6

Execution of Contract: The Group agrees that each Physician and licensed medical professional acting on behalf of Physician will execute or will have executed a written agreement with Group or its affiliates stipulating that they will abide by the terms and agreements specified in this Agreement and specifically Medicare Requirements.

2.7

Addendums and Credentialing: Group understands and agrees that it shall execute or shall have executed a Group Participation Addendum similar to the one incorporated herein by reference and annexed hereto as Attachment F with all current and future Physicians/Providers that join Group and choose to care for Plan's Members/enrollees. Group also agrees to ensure that all current and future Physicians/Providers that join Group shall complete the credentialing process as described and required above before they are accepted by Plan as Participating Providers. Group further agrees to terminate Physicians/Providers individually as Plan Participating Providers for cause, and shall include language in its Agreement with Physicians/Providers to effectuate the termination upon such request. Group shall, within seven (7) days of having notice, notify Plan, in writing, of any participating Physicians/Providers who have contracted with Group, as Subcontractors, to serve Plan Members. Group shall also, within seven (7) days of notice, promptly and reasonably notify Plan regarding those Physicians/Providers who no longer contract, or will not be renewing their contract with Group to serve Plan Members.

2.8

Members: Group agrees to pay, reimburse, hold harmless and/or otherwise indemnify Plan for any interest, fees, penalties or other charges to Plan by a Provider claiming untimely payment of a claim, which was caused by the failure of Group to timely and properly notify Plan of any additions, deletions or other relevant information as referred to in this section.

2.9

Health & Safety of Members: By written notice to Group, Plan's Medical Director may suspend referral of Members to a Participating Provider within the Group, or as a Subcontractor, if the Medical Director determines the health or safety of Members could be endangered by such Provider's continued participation. By written notice to Group, Plan's Medical Director may also suspend referral of Members to such Provider if Medical Director determines such provider is not complying with (1) the terms of this Agreement, (2) Plan's policies and procedures, or (3) Plan's requirements for credentialing or re-credentialing. In case of suspension Group’s other providers will be given automatic preference over   a non Group provider.

3.

COVERED SERVICES

3.1

Standard of Care/Non-Discrimination: The Group agrees to provide to and/or arrange for Members who have been assigned or referred to one of the Group’s Physicians, the Covered Services including but not limited to the Professional Services set forth in Attachment A and elsewhere included in this Agreement, in accordance with Plan's policies and procedures, so long as such policies and procedures have been delivered to Group prior to implementation. Group shall ensure that its Physicians/Providers shall provide or arrange for the provision of Covered Services to Plan's Members in accordance with the terms set forth herein and in a manner consistent with professionally recognized standards of health care. Group shall provide Covered Services to all Plan Members without regard to race, ethnicity, religion, gender, color, national origin, age, sexual orientation, genetic information, disability, source of payment, any factor related to physical or mental health status, or on any other basis deemed unlawful under federal, state or local law. Group agrees to include language in its Agreement with Physicians/Providers ensuring that the provisions of this section are agreed to and followed by its Physicians/Providers. Plan shall not be obligated to assign any minimum or maximum number of Members to the Physicians/Providers except those limitations prescribed by federal or state law. Notwithstanding the foregoing, Group reserves the right to exclude Members who have a demonstrated history of disruptive, combative, or other behavior that hinders the professional execution of the Group’s responsibilities under this Agreement in accordance with Plans policy and procedure.

3.2

Physician Facilities: Group agrees to include language in its Agreements with Physicians that they shall provide professional services at their own medical offices or other facilities with which Plan has contracts during the Physicians' normal office hours; however, the Physicians, or a substitute approved in advance by Plan, shall be available at any time, 24 hours a day, 365 days a year, in case of emergency to provide professional services at the Physician's office or at a Participating Hospital, when appropriate. Group shall cooperate with Plan's written standards for timely access to care and services by Plan Members which are Urgent Care - within 24 hours, Routine Sick Care - within five (5) business days and well care - within thirty (30) days. Where Schedule of Benefits require certain services to be provided only upon the referral of a primary care physician, the following Covered Services may be provided to Plan M+C Members without a referral: (1) screening mammography and influenza vaccination Health Services; and (2) for women, routine and preventive Health Services from a Participating Provider that is a women's health specialist. No Member Expenses shall apply to influenza and pneumococcal vaccines.

3.3

Referrals: In addition to the provision of Covered Services, Group shall have the primary responsibility for arranging and coordinating the overall health services of Members, including appropriate referral to Participating Specialists and Participating Hospitals, as well as managing and coordinating the performance of administrative functions relating to the delivery of Covered Services to Members in accordance with this Agreement unless otherwise directed by Plan for valid reason. The Group agrees to include language in its Agreement with Physicians/Providers that requires Physicians/Providers refer Members only to Participating Physicians and Participating Hospitals, with the prior approval of Plan, and to make referrals only when Medically Necessary, except in an emergency. When Medically Necessary or when services are not available within Plan, the Group Agreement with its Physicians/Providers will state that Physician/Provider may only refer to non-participating providers by following Plan referral procedures in Plan provider manual pursuant to F.S. 409.9128.

3.4

Prior Approval: The Group agrees to include language in its Agreement with Physicians/Providers that requires Physicians/Providers use only inpatient, extended care and ancillary service organizations which have been approved in advance by Plan, and to obtain prior approval from Plan before admission to such facilities, except in case of emergency.

3.5

Enrollment: The Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers notify Plan no later than thirty (30) days in advance, in writing by Certified or Registered mail, of the Physician's/Provider's intention to close or reopen enrollment to Physician's office.

3.6

Staffing Patterns: The Group agrees to include language in its Agreement that requires Physicians to maintain a staffing pattern of one full time equivalent Primary Care Physician per 1500 prepaid Plan Members. The ratio may be increased by 500 Members, and is not to exceed 3,000 Members, for each full time Advance Registered Nurse Practitioner or full time Physician Assistant affiliated with Physician as a provider in practice. Group will ensure, in its Agreements with Physicians that, compliance with this section shall be monitored by Plan in accordance with applicable policies and procedures.

3.7

Access to Plan Network/Non-interference: Group may access Plan's network. Plan shall supply Group with monthly updates of contracted providers. Group shall be permitted to access Plan's ancillary and Hospital Participating Providers in the same manner and under the same conditions. Nothing in the foregoing will limit Group’s business development and acquisition of business's in the ordinary course of the development and growth of Group. Plan agrees not to interfere with Group’s efforts to contract Physicians/Providers and Plan will not unreasonably exclude Group providers from participation, or interfere in other ways with Group’s development efforts. Plan acknowledges that such interference may have a severe financial impact on Group.

3.8

Group Expansion: Plan agrees to include new Group locations, physicians or other providers, in Plan service areas and contingent to meeting the credentialing requirements of this agreement, without limitation or discrimination.

3.9

Continuation of Coverage: In the event of Plan's insolvency or other cessation of operations or termination of Plan's M+C Contract or Plan's certificate of authority from AHCA, Group will continue to provide and/or arrange Covered Services to Plan Members through the period for which premiums have been paid to Plan on behalf of Plan Member, or, in the case of Plan Members who are hospitalized as of such period or date, until Plan Member's discharge from an inpatient facility, whichever time is greater. Covered Services for Plan Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their continued confinement in an inpatient facility is no longer Medically Necessary.

3.10

Survivability: The provisions of this section shall be construed in favor of Plan Member, shall survive the termination of this Agreement regardless of the reason for termination, including insolvency, and shall supercede any oral or written contrary agreement between Participating Provider and a Plan Member or the representative of a Plan Member if the contrary agreement is inconsistent with this section.

4.

INFORMATION AND RECORDS

4.1

Encounter Data/Information: Group shall provide Plan with encounter data on a monthly basis relating to Covered Services delivered to Members no later than forty-five (45) days following the end of the month in which Covered Services were rendered. Group shall provide Plan with summary data on magnetic tape, floppy disk or other electronic format acceptable to Plan within forty-five (45) days after the end of each month, provided that Group is provided with the software codes to communicate with Plan's system. This format, at a minimum, shall include: (1) Member's' name; (2) Member's identification number; (3) date of service; (4) Revenue, HCPC's, Organization Specific Codes, identified and defined per CPT Code/ICD-9 Code or any form mandated by CMS; (5) billed amount/paid amount; (6) Member's Primary Care Physician; (7) Participating Provider rendering service if other than Primary Care Physician; and (8) coordination of benefits information. The Group agrees to include language in its Agreement with Physicians/Providers that requires the Physicians/Providers to provide for the safeguarding and confidentiality of patient records, as required by local, state and federal regulations and consistent with Plan policies and procedures. Plan shall provide written notice of Group’s noncompliance with this section and provide 45 days for Group to cure such noncompliance.

4.2

Legal Actions: Group shall notify Plan of any suits or claims filed against Group or any of its Physicians or Participating Provider, by or relating to a Covered Person, within ten (10) working days of Group’s receipt of notice of such claim having been filed or such action having been brought. Group shall additionally provide Plan with any information regarding such claims reasonably requested by Group, subject to applicable confidentiality requirements, and not including any information that would otherwise be privileged under law, within five (5) days of request. Group agrees to include language in its Agreements with Group Physicians/Providers to effectuate the provisions of this section so that Group Physicians/Providers have a mechanism for reporting the information required in this section.

4.3

Medical Records: The Group agrees to monitor its Physicians/Providers and licensed medical professionals acting on behalf of the Physicians to ensure that they create and maintain appropriate medical records in accordance with the standards as established by the medical community and treat such medical records as confidential so as to comply with all state and federal laws regarding patient records. Records shall be maintained for a period of not less than 6 years, including after termination of this Agreement and be retained further if records are under review or audit until such review or audit is complete

4.4

Request for Medical Records: The Group agrees to provide to Plan, the Member, or other Participating Providers, the medical records of any Member within ten (10) business days of a request by Plan upon properly executed HIPAA compliant Release of Information form signed by the patient.

The Plan, Member or Participating Provider may be required to pay up to the amount defined by Florida Statute, for medical record copies that are not in the ordinary course of business or required for current claims adjudication. Failure to so provide such requested medical records shall cause harm and damage to the operations of Plan, and if it impedes Plan informed decision regarding the payment of any claim(s) at issue, such action on the part of the Group or its Physicians/Providers shall result in the denial and nonpayment of the Physician's/Provider's claim(s) by Plan notwithstanding any previous authorization given by Plan to Physician/Provider for such claim. Furthermore, in the event of a denial and nonpayment of a Physician's/Provider's claim pursuant to any portion of Section 4 of this Agreement, Group agrees to hold the Member harmless from the payment therefore. The Group agrees not to charge Plan, the Member or a Participating Physician for providing or copying of any medical records requested related to the payment of a claim by Group.

4.5

Administrative Records: The Group understands that Plan may require certain administrative records, (including, but not limited to, billing records) to resolve a claims payment matter. Accordingly, Group agrees to (1) maintain such records for a period of six (6) years following the date of termination of this Agreement and if such records are under review or audit until the review or audit is complete, and (2) provide to Plan such records of any Member within thirty (30) days of a request by Plan of same. The Group agrees not to charge Plan, the Member or a Participating Provider for providing or copying of such records. Group agrees to include language in its Agreements with Providers, which also requires Physicians/Providers to maintain these records in the same manner and for the same time period.

4.6

Access to and Release of Books and Records: The Group agrees to provide to Plan, the Member, or other Participating Providers, the medical records of any Member within fifteen (15) business days of a request by Plan. Plan, during regular business hours and upon reasonable notice and demand, shall have access to and the right to audit all information and records or copies of records, free of charge, related to Covered Services rendered under this Agreement, however such information does not include compensation, salary, overhead, and other information not directly involved in the codification or reimbursement of treatment of a Member(s). Group agrees to include language in its Agreement with Physicians/Providers that require Physicians/Providers, at the time of an audit, to give Plan access to all records or copies of records related to the Covered Services being audited. Group agrees to require that Physicians/Providers provide records or copies of records requested by Plan fifteen (15) business days from the date such request is made, except in the case of an audit by Plan where records or copies of records shall be provided at the time of the audit. Records shall be maintained as follows: Group agrees to maintain complete and accurate fiscal records and medical records applying solely to Plan Members for whom the Group has claimed and received payment. Further, Group will maintain adequate medical, financial, and administrative records related to the services rendered by Group to Plan's Members in an accurate and timely manner. Group shall maintain such records as are necessary for evaluation of the quality, appropriateness and timeliness of service performed under this Agreement. Records shall be maintained as follows: The right to access described above shall extend through six (6) years from the final date of the applicable contract period or completion of audit, whichever is later, provided, however, that such access may be required for a longer time period if: (1) CMS determines that there is a special need to retain a particular record or Group of records for a longer period and CMS provides notice at least thirty (30) days before the normal disposition date; and (2) CMS determines that there has been a termination, dispute, fraud or similar fault, in which case, the retention may be extended to six (6) years from the date of any resulting final resolution of the matter; or (3) CMS determines that there is a reasonable possibility of fraud, in which case it may perform the inspection, evaluation or audit at any time.

4. 7

Right to Audit: Group agrees to include language in its Agreement with Physicians/Providers which give Plan, AHCA, DHHS, CMS, the Comptroller General or their designees the right to audit, evaluate or inspect any books, contracts, medical records, patient care documentation and other records of Group or its Participating Providers that pertain to: (1) the service performed under this Agreement; (2) reconciliation of benefit liabilities; (3) determination of amounts payable; (4) medical audit or review; (5)

utilization review; or (6) other relevant matters as such person conducting the audit, evaluation or inspection deems necessary.  The right to access described above shall extend through six (6) years from the final date of the applicable contract period or completion of audit, whichever is later, provided, however, that such access may be required for a longer time period if: (1) CMS determines that there is a special need to retain a particular record or Group of records for a longer period and CMS provides notice at least thirty (30) days before the normal disposition date; and (2) CMS determines that there has been a termination, dispute, fraud or similar fault, in which case, the retention may be extended to six (6) years from the date of any resulting final resolution of the matter; or (3) CMS determines that there is a reasonable possibility of fraud, in which case it may perform the inspection, evaluation or audit at any time.

4.8

Availability of Premises: For the purpose of conducting the above activities, Group shall include language in its Agreement with Physicians/Providers that Group and its Participating Providers shall make available its premises, physical facilities and equipment, records relating to Plan Members, and any additional relevant information that Plan, Agency, CMS, OIR, DHHS, Comptroller General or their designee may require. Group also agrees to establish procedures to ensure timely access by Plan Members to medical records and other health enrollment information that pertains to them.

4.9

Confidentiality of Records: Plan and Group shall safeguard the privacy of any health information that identifies a particular Plan Member. Plan and Group shall abide by all federal and state laws regarding confidentiality and disclosure of medical records and other health and enrollee information. Group further agrees to allow Plan the right to periodically monitor and access Group records in order to ensure Group’s compliance with all state and federal confidentiality laws, statutes and regulations and Plan policies and procedures. Group shall include language in its Agreement with its Physicians/Providers and Plan shall also have the right to monitor and assure that Participating Providers safeguard and keep confidential member health information.

Group shall assure its own compliance and that of any business associates with all the privacy and security provisions of the HIPAA statute and regulations and in accordance with 42 CFR, Part 431, Subpart F, as they become effective.

4.10

Inspection of Facilities by Plan: Plan, Agency, CMS, OIR, and/or DHHS during regular business hours and upon reasonable notice, shall have the right to inspect Physicians/Providers facilities, including Physician's/Provider's equipment.

4.11

Cost of Records: In the event that Plan requests copies of medical or other records from Group, pursuant to the terms of this Agreement, such records shall be copied and delivered to Plan at Group’s expense subject to the provisions of paragraph 4.4 of this agreement.

5.

UTILIZATION, QUALITY MANAGEMENT AND APPEALS/GRIEVANCES

The Group understands that Plan operates upon the principle of managed care to provide Medically Necessary and cost effective Covered Services to its Members. To ensure efficiency and quality, Plan has established programs of utilization and quality management, more specifically described in Plan's policies and procedures.

5.1

Physician Participation: The Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers support the principles of managed care through participation in Plan's utilization management program and cooperate with the Plan to determine the appropriateness and medical necessity of any inpatient or outpatient service required by any Member. The Group further agrees to require that Physicians/Providers participate in the quality management program, which includes internal peer review, on-site external audit, and other procedures to ensure quality services.

5.2

Appeals and Grievances: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers participate in the grievance and appeals procedure adopted by Plan pursuant to state or federal requirements. Group acknowledges that Plan shall reserve the right to render final determinations regarding appeals and grievances, which affect the provision and coverage of Covered Services to Plan Members. In the event that Plan renders a determination contrary to the determination rendered by the Group, Plan's determination shall prevail. Group is responsible for the provision and payment of any services/claims arising from this section and if Group does not timely pay the claims discussed in this section, Plan shall have the right, solely with its own signature on the draft, to pay such claims from the applicable Operating Fund such exercise of right will not be arbitrary or not consistent with industry practices. If such determination is for the provision of care to be delivered by a provider type available in the Participating Network or tertiary network available to Group, the Group’s responsibility is limited to the lowest fee available to Group.

5.3

Group Cooperation: Group shall cooperate with the following: (1) all credentialing and recredentialing processes and all medical management, quality assessment and performance improvement, medical policy, peer review, on site review, advance directives, or other similar CMS, AHCA or Plan policies and programs; (2) Plan's Member grievance and appeal/expedited appeal processes, including gathering and forwarding information to Plan on a timely basis, as required in Plan's policies and procedures, that will permit Plan to meet CMS and AHCA required timeframes for disposition of grievances and appeals; (3) the activities of any independent quality review and improvement organization approved by CMS or AHCA that is under contract with Plan; (4) as applicable, Plan's processes for identifying Plan Members with complex or serious medical conditions, assessment of those conditions, and establishment and implementation of a treatment plan appropriate to those conditions; and (5) Plan's processes for conducting an initial assessment of each Plan Member's health care needs within ninety (90) days of the effective date of their enrollment. From time to time, Plan shall consult with Group and its Physicians/Providers, as appropriate, regarding Plan's medical policy, quality assurance program and medical management procedures.  Plan may share non-confidential credentialing information with Group as it pertains to Group Physicians/Providers.

5.4

Access Surveys: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers fully comply and participate in access surveys conducted by Plan in order to monitor compliance with Plan's accessibility and availability standards.

5.5

Member Satisfaction Surveys: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers cooperate with Plan in conducting member satisfaction surveys and take a proactive and responsive stance as to the needs of Members and to provide quality health care.

6.

POLICIES AND PROCEDURES

6.1

Physician Compliance: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers comply with the policies and procedures established by Plan, as amended from time to time. The language shall state that Physicians/Providers shall comply with Plan's policies and procedures, and any amendments to same, upon delivery of such written policy and/or amendment, by hand or via the mail. So long as such protocols, policies or procedures have been delivered and agreed to 30 days prior to implementation. Such agreement shall not be unreasonably withheld.

6.2

Provider Manual: Plan's rules of participation are set forth in this Agreement, and in the provider manual and credentialing plan, which shall be made available to Group from time to time. Written notice of material changes to the rules of participation shall be provided prior to the effective date of such changes so long as such protocols, policies or procedures and been delivered and agreed 30 day prior to implementation. Such agreement shall not be unreasonably withheld.

6.3

Group Cooperation: Group shall cooperate and comply with the protocols of Plan which include, but are not limited to: (a) All protocols referenced in this Agreement; (b) Any provider manual and credentialing plan, as modified from time to time by Plan; and (c) Group agrees to arrange for the provision of assistance or advice to Plan's Members, in emergency situations, and arrange for on-call coverage, 24 hours per day, 7 days a week, 365 days per year. Group agrees to post the Consumer Assistance Notice prominently in the reception area, clearly noticeable by all patients pursuant to Florida Statute 641.511 (11). So long as such protocols, policies or procedures have been delivered and agreed to 30 days prior to implementation. Such agreement shall not be unreasonably withheld.

7

COMPENSATION

7.1

Compensation: The Group’s compensation for providing and/or arranging for all Covered Services provided hereunder shall be as specified in the Medicare Risk Benefit Program annexed hereto as Attachment B-l and as further provided in this Section 7. The Group understands that Physicians/Providers shall be compensated by Plan only for Covered Services, which are Medically Necessary, have been authorized by the Member's Primary Care Physician and Plan, and, except for Emergency or Urgently-Needed Services, are provided by Participating Providers. Any change in compensation hereunder shall be subject to the approval of Plan. Group agrees to include language in its Agreement with Physicians/Providers that requires Physicians/Providers bill Plan for any and all payments due within ninety (90) days after date of service or determination of Plans liability, for outpatient services and within ninety days (90) after discharge for inpatient services or as otherwise required by applicable law. Group agrees to provide in its contracts with Physicians/Providers that Providers failure to submit claims or appeal of a denial of a claim in a timely manner, as described above and in Plan's policies and procedures, will result in non-payment of said claim(s) and that Physicians/Providers will not attempt, in any way to collect payment for these claims directly or indirectly from the Member. Group incentive arrangements, if any, are set forth in this Agreement and its Attachments. Group further agrees not to cause and to prohibit any Physician/Provider to be deemed at or place any subcontractor in an arrangement deemed to be at "substantial financial risk" as defined in the federal physician incentive plan regulations. Group shall ensure that payment and incentive arrangements with Subcontractors, if any, are specified in a written agreement.

7.2

Requests for Compensation: Group agrees to include language in its Agreement with Physicians/Providers that all requests for compensation and compensation for services will be made by and between Plan and Group or by and between Plan and the Physicians/Providers. Group agrees that in no event, including, but not limited to, non-payment by Plan or an intermediary, insolvency of Plan, or breach by Plan of this Agreement, shall Group bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Plan Member or person (other than Plan or an intermediary) acting on behalf of Plan Member for Covered Services provided pursuant to this Agreement. Group agrees to include language in its Agreement with Physicians/Providers prohibiting them from doing likewise. This provision does not prohibit Group from collecting Member Expenses or fees for services not covered under Plan Member's benefit or subscriber contract, as applicable, and delivered on a fee-for-service basis to Plan Member. This provision does not prohibit Group and a Plan Member from agreeing to continue services solely at the expense of Plan Member, as long as Group has clearly informed Plan Member, pursuant to Section 7.3 below, that the benefit or subscriber contract, as applicable, may not cover or continue to cover a specific service or services, and documentation of Group’s conversation with Plan Member is made available to Plan upon request.

7.3

Non-Covered Services: Group agrees to include language in its Agreement with Physician/Provider that in the event a Physician/Provider seeks to provide a Member Non-Covered Services, the Physician/Provider shall, prior to the provision of such Non-Covered Services, inform the Member and obtain the Member's written acknowledgment that he or she has been informed, in conformity with the requirements of Section 1879 of the Social Security Act, of the following: (1) the nature of the Non-Covered Service(s); (2) a statement that the Physician/Provider believes that neither Plan nor the Medicare Program will pay for or be liable for said services; and (3) that the Member will be personally and financially liable for payment of such services. Amounts due for Non-Covered Services may then be billed to the Member at the Physician's/Provider's usual and customary charge. Failure by Physician/Provider to inform and to obtain written acknowledgment of a Member of his or her financial liability prior to provision of Non-Covered Services will result in Group being financially responsible for said services, and neither Group, the Physician/Provider, nor any of their agents, representatives or assigns, may contact or seek payment for such services in any manner from a Member if the provisions set forth above have not been satisfied. Members shall not be liable for payment of any health care service that is determined pursuant to the applicable utilization review/quality assurance or grievance/appeal program not to be Medically Necessary. However, if a Member requests health care services after being informed that such services are Non-Covered Services in accordance with the provisions set forth in this section, said Member shall be solely liable for payment to the Physician/Provider.

7.4

Approval Required: No change in the provisions of this Agreement shall be made by Plan without prior written approval of authorized and appropriate governmental agencies.

7.5

Third Party Liability: The Group further agrees that, notwithstanding the payment provisions above, Plan retains any and all rights whatsoever for Third Party Liability involving but not limited to Auto Insurance Carriers and subrogation (litigation) cases and Workers' Compensation, and any and all rights whatsoever for Coordination of Benefits with another Group Health Insurance. However, upon recovery by Plan of any amount from such claims of third party liabilities, Plan shall (1) account to Group for such amounts, (2) contribute such amounts after deduction of reasonable cost of collections, if any, to the Group Medicare Operating Fund. The Group also agrees to inform Plan, at the time the Group obtains such information (before, during, or after services are rendered), of the existence of any of the above underlined conditions as it relates to the services the Physicians/Providers are providing to Plan's Members. In addition, the Group agrees to require that Physicians/Providers (1) inform Plan upon receipt of any payment received from a party other than Plan for services provided to Plan's Members, (2) refund all payments by Plan for such covered services to the extent paid by Plan to the Group where Coordination of Benefits with another Group Health Insurance is involved, and (3) not interfere with the attempts by Plan to recover monies for which another party may be liable under one of the above underlined conditions. Any monies so recovered by Plan from Physicians/Providers will be contributed to the Operating Fund after reasonable costs for collections have been deducted.

7.6

Charges to Members. Plan requires Members to pay applicable copayments for certain Covered Services at the time services are rendered. It is the responsibility of Members to pay such copayments at the time services are received. If a Member fails to pay co-payments, Group shall inform Plan immediately. Group shall indemnify and hold Plan, and Members harmless from any costs, including legal fees, relating to improper billing practices or effects which breach the terms of this Agreement or pursuant to any of it Subcontractors.

7.7

Member Non-Liability. Group agrees and warrants that in no event including, but not limited to, non-payment by Plan, Plan's insolvency, or breach of this Agreement, shall Group, or any representative of Group, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against any Member, Agency, or persons other than Plan acting on any Member's behalf, defined below, for services provided pursuant to this Agreement. This provision shall not prohibit the collection by Group of any copayments from a Member, in accordance with the terms of the applicable, nor shall it prohibit charges for services, as provided in above for non-Covered Services. Group further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, as applicable, and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Group and Members, or persons acting on their behalf. No modifications, additions, or deletions to the provisions of this section shall be made by Plan without the prior written approval of the Florida Office of Insurance Regulation and AHCA. Group shall not balance bill any Member.

8.

INSURANCE

8.1

Malpractice Insurance: Group agrees to include language in its Agreement with Physicians/Providers requiring that Physicians/Providers have met the State of Florida requirements for malpractice liability. In its agreement with Physicians/Providers, the Group agrees to require that Physicians/Providers, and each Physician and licensed medical professional acting on behalf of the Physician/Provider, at his or her sole cost and expense shall procure and maintain such policies of comprehensive and general liability, professional liability, workers compensation, and other insurance as shall be necessary to insure the Physician/Provider, every physician and licensed medical professional acting on behalf of the Physician/Provider and the Physician's/Provider's employees against any claim or claims for damages arising by reason of personal injuries, death, premises liability, or property damage occasioned directly or indirectly in connection with the performance of any services by the Physician/Provider, or the physicians or licensed medical professionals acting on behalf of the Physician/Provider. Group agrees to include language in its Agreement with Physicians/Provider requiring that Physicians/Providers provide Plan with evidence of such coverage, upon request, and agrees to require the carriers to provide Plan with notice of any policy cancellations or modifications. In its Agreement with Physicians/Providers Group agrees to require that Physicians/Providers notify Plan in writing within ten (10) days of any changes in carriers, termination of, renewal of or any material changes in Physician's/Provider's general liability and professional liability insurance, including reduction of limits, erosion of aggregate, changes in retention or non-payment of premium. Group agrees to include language in its Agreement with Physicians/Providers requiring that all health care professionals employed by or under contract with the Group to render health services to Members procure and maintain professional liability insurance or equivalent in compliance with Florida Statues and where applicable general liability insurance, unless they are covered under the Group’s insurance policies. Plan shall from time to time set the required limits of liability coverage required pursuant to its credentialing policies, however, any change applied to Group will be consistent with changes applied to all Plan Providers.

9

INDEMNIFICATION

Indemnification under Plan is as follows:

(a)

Group agrees to indemnify and hold Plan and Agency harmless from and against any and all debts of Group, and from any and all debts, claims, recoupments, overpayments, damages, costs, causes of action, expenses or liabilities, including reasonable attorney's fees and court costs (including attorney's fees and costs to enforce this indemnity): (1) to the extent proximately caused by, or which may arise out of, or are incurred in connection with, any breach of Group’s obligations under this Agreement, or (2) any negligent, intentional act or other wrongful conduct arising from Group’s provision of any services or obligations to Members. This section shall survive the termination of this Agreement for any reason, including insolvency.

(b)

Group agrees to indemnify and hold Members harmless from and against any and all debts of Group. This section shall survive the termination of this Agreement for any reason, including insolvency.

(c)

Group and Plan agree to notify each other, in writing, within thirty (30) days, by certified mail, return receipt requested, at the addresses given below of any claim made against the other on the obligations indemnified against.

(d)

Group agrees to defend against any claims brought or actions filed against Plan with respect to the subject of the medical treatment and/or other related performance by Group Providers in conformance with this agreement. In case a claim should be brought or an action filed with respect to the subject of indemnity herein, Plan agrees that Group may employ attorneys of its own selection to appear and defend the claim or action on behalf of Plan; however, Plan, at its option and at the expense of Group, may hire attorneys of its own selection to monitor such claim or action, and appear on behalf of Plan. Plan shall be the sole judge of any claims or action against Plan, and shall, after written notice to Group, to coordinate the direction of the defense with Group.

(e)

Plan agrees to indemnify and hold Group and Agency harmless from and against any and all debts of Plan, and from any and all debts, claims, recoupments, overpayments, damages, costs, causes of action, expenses or liabilities, including reasonable attorney's fees and court costs (including attorney's fees and costs to enforce this indemnity): (1) to the extent proximately caused by, or which may arise out of, or are incurred in connection with, any breach of Plan's obligations under this Agreement, or (2) any negligent, intentional act or other wrongful conduct arising from Plan action or conduct. This section shall survive the termination of this Agreement for any reason, including insolvency.

(f)

Plan agrees to defend against any claims brought or actions filed against Group with respect to the subject of the indemnity contained herein. In case a claim should be brought or an action filed with respect to the subject of indemnity herein, Group agrees that Plan may employ attorneys of its own selection to appear and defend the claim or action on behalf of Group; however, Group, at its option and at the expense of Plan, may hire attorneys of its own selection to monitor such claim or action, and appear on behalf of Group. Group shall be the sole judge of any claims or action against Group, and shall have the right, after written notice to Plan, to determine the direction of the defense.

10.

TERM AND TERMINATION

10.1

Effective date: This Agreement shall become effective on the date first written above and shall continue for a period of three (3) years thereafter. This Agreement shall automatically renew for successive one (1) year periods. Termination shall have no effect upon the rights and obligations of the parties arising out of any transactions occurring prior to the effective date of such termination.

Notwithstanding this provision, this Agreement can be terminated at any time by either party with or without cause upon ninety (90) days prior written notice delivered in the manner prescribed herein.

10.2

Statutory Termination: The Office of Insurance Regulation, pursuant to Florida Statute §641.234, may order Plan to cancel this Agreement if it determines that the fees to be paid by Plan are so unreasonably high as compared with similar contracts entered into by Plan or as compared with similar contracts entered by other HMO's in similar circumstances, such that this Agreement is detrimental to the Members, stockholders, investors or creditors of Plan.

10.3

Plan Termination: Plan may cancel this Agreement within sixty (60) days written notice to Group if there has been a material breach of agreement by Group and after proper notice is given to cure breach.  Such notice will be delivered by certified mail to Group headquarters allowing 15 days to cure such breach.  If Group’s deficits or the fees to be paid by the Group to its Providers are so unreasonably high as compared with similar contracts entered into by Plan or as compared with similar contracts entered by other HMO's in similar circumstances, such that this Agreement is detrimental to the Members, stockholders investors or creditors of Plan.  Plan will notify Group of breach and allow Plan to make appropriate financial adjustments to cure such breach.  In case of dispute by Plan or Group, both parties will submit to binding arbitration under the American Arbitration Association, and each party will bear it’s own cost.

10.4

Statutory Notice: The Group shall not terminate this Agreement for any reason, including nonpayment by Plan without first providing sixty (60) days prior written notice to Plan, OIR, the Agency, and CMS. Plan may allow this Agreement to terminate prior to the sixty (60) days if Plan reasonably determines that the early termination will not negatively impact upon patient care.

10.5

Continuation of Care: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers provide continued care for six (6) months or until Member's care is transitioned to a Participating Provider if the Group terminates this Agreement or is terminated by Plan if the Member has a life-threatening condition, or a disabling and degenerative condition. Regardless of the trimester of pregnancy, care for pregnant Members must be continued through the completion of postpartum care. The services must be provided in accordance with the terms of this Agreement. Reimbursement for services provided under these circumstances shall be on a fee-for-service basis at 100% of Medicare's Prevailing Rates.

10.6

Material Breach: In the event that Group breaches any material term of this Agreement relating to government compliance, coordination or provision of care, Plan shall provide written notice to Group by certified mail. If Group fails to cure the breach within thirty (30) days, Plan may terminate the contract by providing written notice setting forth the termination date by certified mail to Group. Group agrees to indemnify, hold harmless, and reimburse Plan for any breach under this provision, including but not limited to failure to comply with any federal, state or local statutes, laws, regulations, or policies or procedures, which results in any governmental penalty, fee, fine, interest or other monetary or regulatory sanction, imposition, or order against Plan.

10.7

Return of Materials: In the event of expiration or other termination of this Agreement, Group will turn over to Plan all tangible property or information, if any, belonging to Plan, or any tangible property or information Plan may reasonably request concerning any Member for whom Group arranged for the provision of Covered Services. Group shall cooperate with Plan in the transfer of claims data information to Plan in an electronic format.

11.

AUTHORIZATIONS FOR PUBLICATIONS. NOTICES AND MARKETING

11.1

Publication: Group agrees to include language in its Agreement with Physicians/Providers that states that Plan may use the names, addresses, telephone numbers, and specialty areas of the Physicians/Providers in Plan's physician panel roster and marketing materials or as otherwise necessary or appropriate to carry out the terms of this Agreement. The roster may be inspected by and is intended for the use of prospective Members, employers and other payor Groups and their respective employees, contractors and participants.

11.2

Publications: The Group shall not distribute or mail to any Member, any notice, letter, flyer, or any other written document relating to anything other than the medical care of the Member, without the prior written authorization of Plan. Said written authorization shall not be unreasonably withheld.

11.3

Advertising: The Group shall not advertise or market Plan or any of its health care services and benefit plans, or utilize any trademarks, trade names, logos or other Plan property without Plan's prior written approval. Such approval shall not be unreasonably withheld.

12.

PROPRIETARY MATTERS

12.1

Beneficial Property: The Group and Plan, and each of the Principals, on behalf of him/her/itself, understands that the each party has developed, at a substantial investment, an ongoing concern that has among its assets the Members of Plan, the Physician/Provider network, contracts, manuals, advertising and marketing materials, and other beneficial property. The Group and Plan and each of the Group’s Principals, on behalf of him/her/itself, acknowledges each party's property interests and agree that during the term of this Agreement and after one year expiration or termination of this Agreement they shall not, for any reason, directly or indirectly; (1) encourage, solicit, force or otherwise influence Plan's Members to disenroll from Plan or enroll in any competing Plan; (2) disclose the names, addresses, or phone or identification numbers of any Member to any third party, except as required by process of law or regulation; or (3) use any of Plan's materials, including, but not limited to, Member's lists, directly or indirectly, to further the business purposes of Group or any of the Group’s Principals.

12.2

Members Solicitation: Plan shall be entitled to retain its contractual relationship with existing Members. Group will not directly interfere with this relationship. Group shall not attempt to directly contact, communicate, solicit or in any other manner suggest, recommend or advise a Member to change memberships to another Plan or to modify his/her contract within Plan. Under no circumstances shall the Group directly recruit Plan's Members without the express, written consent of Plan. In such an event, Group agrees that Plan has been presumptively and materially damaged and shall, upon request by Plan, pay Plan liquidated damages of $1,500.00 per Member.  These provisions will not apply to expansion areas where Plan has been operational less than six months and where Group uses it’s influence and the influence of it’s affiliated providers, employees and or affiliates to bring eligible members to Plan.

12.3

Enforceability: In the event a court of competent jurisdiction should hold that the duration, scope of, or parties to the covenants contained in any sub-section to this Section are unreasonable or unacceptable, then to the extent permitted by law, the court may prescribe a duration or scope, or may exclude an intended party, to the extent that it is reasonably and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of this Section 12, and as so modified, this Section 12 shall be fully enforceable as if set forth herein by the parties in the modified form. The parties hereto agree that this Section 12 above shall survive termination of this Agreement. The parties agree that any violation of this section by the Group or Plan, or any of its Principals, shall result in irreparable injury to the other party and therefore, in addition to the remedies otherwise available to the other party, the other party shall be entitled to injunctive or other equitable relief to enjoin or restrain Group or Plan, its Principals, from violating the terms of this section. Nothing contained in this Agreement, and specifically this paragraph 12.4, shall be interpreted as restricting a Physician's ability to communicate information to the patients regarding medical care or treatment.

12.4

Group Providers with existing Plan Members: Group agrees that, at the signing of this Agreement, any current or future Group Physicians who have existing Plan Members will become Members for whom Group will provide and/or arrange for the Covered Services described herein.  Plan agrees that to the extent that Plan does not currently have a contractual relationship with Group Providers or future Group Providers by expansion, Plan will not circumvent Group and at any time while this agreement is in force or for a period of one (1) year after no-cause termination by Plan it will not contract with individual Providers affiliated with Group for Medicare members.  Plan shall not be prohibited from contracting directly with such provider is Group terminates agreement.

12.5

Proprietary Information: Group recognizes that all material provided to them by Plan, including Member lists, is the property of Plan. Group shall not use such information for any purpose other than to accomplish the purposes of this Agreement. Group shall not disclose or release such material to any third party without the prior written consent of Plan. This specifically includes, but is not limited to, use of any of the above referenced materials, directly or indirectly, to further the business purposes of any other organization or business including, but not limited to Provider, HMOs or other alternative health care delivery systems or other entities in the business of Plan. Upon notice of the termination of this Agreement, Group agrees to return all such materials, including all copies, whether authorized or not, to Plan. This provision shall survive the termination or expiration of any term or provisions of this Agreement. In addition, Group shall not solicit Members, directly or indirectly, to enroll in any other Plan or alternative health care delivery system.

12.6

Enforcement and Survival: The provisions of this section 12 of this Agreement, shall survive the termination, except as provided in paragraph 13.11 of this Agreement, or expiration of any term or provision of this Agreement for a period of one year from the effective date of termination.

13.

MISCELLANEOUS

13.1

Applicable Law: This Agreement, and the rights and obligations of the parties hereunder, shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of Florida. Group and Plan each maintain, without material restriction, all applicable federal, state and local licenses, certifications and permits which are required to fulfill their obligations under the original Agreement in the applicable jurisdiction. Group shall comply with all applicable Medicare laws, regulations and CMS instructions and all applicable federal, state and local laws, rules and regulations, including, but not limited to, Title VI of the Civil Rights Act of 1964, The Age Discrimination Act of 1975, and The Americans With Disabilities Act. Provider shall also cooperate with Plan in its efforts to comply with the laws, regulations and other requirements of applicable regulatory authorities. Group shall require that all health care professionals employed by or under contract with Group to render Covered Services to Plan Members, including covering physicians, comply with this provision. Group consents and agrees that venue for any actions under this Agreement shall be Hillsborough County, Florida.

13.2

Arbitration: Except for enforcement of Section 12 above, no civil action concerning any dispute arising under this Agreement shall be instituted before any court, until such disputes shall be submitted to final and binding arbitration in Tampa, Florida pursuant to the rules of the American Arbitration Association (AAA) with one arbitrator, either chosen by the AAA or equally agreeable to both parties and such arbitrator must be an expert in Managed Care Agreements. All costs and expenses of the arbitration, including actual attorney's fees, shall be allocated among the parties to this Agreement according to the arbitrator's discretion. The arbitrator's award may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly. Proceeding to arbitration and obtaining an award there under shall be a condition precedent to the bringing or maintaining of any action in any court with respect to any dispute arising under this Agreement, except for the institution of a civil action to maintain the status quo during the pendency of any arbitration proceeding.

13.3

No Third Party Rights: Except as specifically and expressly provided herein, or otherwise provided or required by local, state, or federal law, statute, regulation, rule, order, amendment or other legal requirement, none of the provisions of this Agreement is intended to create nor shall be deemed or construed to create third party rights or status in any Member.

13.4

Assurances: The parties hereto represent and warrant that execution of this Agreement shall not violate any non-competition or other provision of any agreement, whether existing or pre-existing, between such party and any third party.

13.5

Confidentiality of this Agreement: The parties hereto agree that each shall hold the information contained in this Agreement as confidential and shall not disclose the information contained in this Agreement to any third party, except as necessary to carry out the terms herein or as required by state or federal law.

13.6

Duplicate Agreements: This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original but all together will constitute one and the same instrument.

13. 7

Enforceability: The invalidity or un-enforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term or provision contained in this Agreement.

13.8

Heading and Captions: Headings and captions contained in this Agreement are for convenience only and should not be considered in interpreting the provisions hereof. The use of the masculine, feminine or neuter gender and the use of the singular and plural shall not be given the effect of any exclusion or limitation herein; and the use of the word "person" or "party" shall mean and include any individual, trust, corporation, partnership or other entity.

13.9

Independent Contractor Relationship: None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purposes of effecting the provisions of this Agreement. Plan and Group are separate and independent entities in the performance of the obligations devolving upon each and in regard to any services rendered or performed on behalf of Members by any of these entities, their agents, servants, and employees; each is at all times acting and performing as an independent contractor with respect to the other entities; and neither party shall have or exercise any control or direction over the method by which the other shall perform such work or render or perform such services and functions.

Neither the parties hereto, nor any of their respective associates, employees, or agents shall be construed to be the agent, the employer or the representative of the other. None of the parties to this Agreement nor any of their respective employees shall be construed to be the agent, employee or representative of the other nor will any of the above have an expressed or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party. It is further expressly agreed that no work, act, or omission of any entity, its agents, servants, or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render the others, the agent, servant, or employee of or the joint venture with the entity or its agents, servants or employees. The parties do, however, understand and agree that Plan, the Agency, and CMS, pursuant to this Agreement and the Medicare Contract, between CMS and Plan, shall exert certain requirements on the Group.

13.10

Assignability: This Agreement and the rights, interests and benefits hereunder, being intended to secure the services of the Group and Physicians/Providers, shall not be assigned, transferred, pledged or hypothecated in any way by the Group, except through a merger of the Group with another entity or the acquisition of the Group by another entity. Any such attempts by Group to assign its duties and/or responsibilities under this Agreement shall be void, unless Group expressly requests, in writing, approval from Plan and said approval is given in writing. This Agreement and the rights, interests and benefits hereunder shall not be subject to execution, attachment or similar process, nor shall the duties imposed herein be subcontracted or delegated without the approval, in writing of Plan. Any approval herein shall not constitute waiver of the requirement to seek approval for any subsequent acts herein. This Agreement may not be assigned by either party, without the express written agreement of the other party; such assignment shall not be unreasonably withheld.

13.11

Marketing/Termination of Business: Plan reserves the right to temporarily and/or permanently discontinue any and all marketing and/or Plan related business in any given area, county, and/or region, as it determines reasonable under the circumstances, pursuant to any applicable statutes and/or regulations. Group shall be notified of discontinued or suspension of such business or marketing efforts no later than concurrently with such notification to any regulatory agency or 180 days prior to the suspension of such efforts or 5 business days after such decision has been made by Plan. Group will hold such information as secret and confidential. However, Group shall be allowed to undertake actions to minimize or eliminate any adverse economic impact of such a decision by Plan.

13.12

Provider Agreements: In order to ensure compliance with all terms of this Agreement, Group agrees to provide, as Attachment E   to this Agreement, a true and correct copy of their standard Agreement with its Providers. In addition, Group shall assist in obtaining a contract between Plan and any non-employee Provider of Group, such that there shall exist an executed corresponding Plan subcontract for every Specialist Physician, and any health care professional facility or provider providing Covered Services to Members pursuant to a Plan Contract and who is not an employee of Group.

13.13

Notices: Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be sent by certified or registered mail to Plan, Group, CMS, OIR, and the Agency at the following addresses:

PLAN:

Citrus Health Care, Inc.

5420 Bay Center Drive, Suite 250

Tampa, FL  33609

GROUP:

Renaissance Health System of Florida, Inc.

Attn:  Noel J. Guillama, President

3460 Fairlane Farms Road,  Suite 4

Wellington, Florida 33414

AGENCY:

Agency for Health Care Administration

Bureau of Managed Health Care

P .0. Box 12800 Tallahassee, Florida 32317-2800

CMS

Center for Medicare and Medicaid Services

Office of Managed Care Regional Office IV

101 Marietta Tower, Suite No. 1114

Atlanta, Georgia 30323

13.14

Changes in Benefit Plan: Group and Plan agree that benefit plans provided to members under this agreement will not be materially changed by Plan without prior consultation with Group.  A material change in benefits would be one that would significantly impact Group’s financial results under this agreement.  Group and Plan will make a good faith effort to agree in writing to material changes in benefits prior to implementation by Plan.  If such agreement cannot be reached, either party may exercise no-cause termination option as described in Section 10.1.

14

MODIFICATION/REGULATORY AMENDMENTS

14.1

Unless specifically permitted herein, this Agreement and the attachments hereto constitute the entire understanding of the parties and no changes, amendments or alterations shall be effective unless in writing and signed by both parties. Plan may, however, amend this Agreement to comply with any applicable statutes and regulations, and shall give notice to Group of such Amendment and its effective date. Any such Amendment will become effective unless Group notifies Plan in writing within fifteen (15) days from receipt. Unless Group expressly rejects the Amendment as prescribed herein or regulatory authorities direct otherwise, the signature of Group will not be required.

15

 MEDICARE REQUIREMENTS

In addition to the other provisions set forth in this Agreement, the following requirements specifically apply to any Members that are enrolled by Plan under a Medicare Contract between Plan and CMS.

15.1

Non-Compliance with Federal. State or Regulatory Agency: During the term of this Agreement if Group's performance results in an issue of non-compliance with state or regulatory agencies, Group shall be financially responsible, hold harmless and indemnify Plan for payment of any interests or fines which are accrued or imposed as a result of any such non-compliance and attributable to action of Group, its affiliates or employees.. Group shall make such payment to Plan within thirty (30) days of notification. If Group fails to pay penalties within this time frame, Plan shall deduct any amounts owed from Group's reimbursement or from the reserve amount in the event that Group is operating in a deficit.

15.2

Billing Members: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers not seek reimbursement from Plan's Medicare Members for services rendered to them under or in the course of this Agreement. Should the contracts with CMS be terminated or expire, payment for all services performed for eligible Medicare Members prior to termination will be guaranteed by Plan.

15.3

Worker's Compensation Insurance: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers, during the term of this Agreement, secure and maintain workers compensation insurance for all of the Physician's/Provider's employees connected with the services provided to Medicare Members pursuant to Plan's pursuant to Plan's contract with CMS.

15.4

Agency Liability: Group agrees that neither CMS, nor any Medicare Plan Member will be held liable for any debts of Group or Plan. This Section shall survive the termination of this Agreement for any reason, including breach of contract because of insolvency.

15.5

Payments Due: Plan agrees that all payments due as a result of services rendered to Members of Plan shall be made after all properly documented invoices have been received by Plan on or before thirty (30) days from the date of receipt of such documentation. This Agreement calls for the invoices to be submitted on the appropriate CMS 1500 or UB92.

15.6

Non-Payment: Plan may not pay, directly or indirectly, on any basis, for services rendered by Group to a Plan M+C Member if Group files or is required to file an affidavit with a Medicare carrier agreeing to furnish Medicare services to any Medicare beneficiary through a private contract, except that payment may be made by Plan for emergency or urgent services. Such payment shall be limited to the Medicare Allowable Charge.

15.7

Physician Cooperation: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers cooperate and participate in any internal and external quality assurance, utilization review, peer review, and grievance and/or appeals procedures established by Plan.

15.8

Insolvency: Group agrees that, pursuant to Florida Statutes and the contract with the Agency and with CMS, Plan is required to maintain a plan for handling insolvency which provides for the continuation of benefits and payments to non-participating physicians for services rendered both prior to and after insolvency for the duration of the contract period for which payment by or on behalf of the Member has been made, or the discharge of the Member from an inpatient facility, whichever occurs later. Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers agree that, in the event of Plan's insolvency, the Physicians/Providers will continue the provision of services to Members under this Agreement through the period for which premium or capitation from the Agency or from CMS has been paid and continue the provision of services to Members confined on the date of insolvency in an inpatient facility until their discharge.

15.9

Timely Access: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers provide timely access to physician appointments to comply with the availability schedule: urgent care -within twenty-four hours; routine sick care -within five (5) business days; well care -within one month.

15.10

Physician Reporting: Group agrees to include language in its Agreement with Physicians/Providers that requires that Physicians/Providers submit all reports and clinical information required by Plan including CHCU reporting (if applicable). Under the terms of the Medicare+Choice contract with CMS, Plan is required to file certain data and reports pertaining to its Medicare Members. Therefore, Group agrees and shall cause its Physicians/Providers participating under this Agreement to agree to provide in an accurate and timely manner all data which Plan is required to collect and submit to CMS as a condition of its Medicare+Choice contract, including Medicare HEDIS information and any required encounter data.

15.11

Claim Payment: Plan shall pay claims on behalf of all Plan Members and in accordance with state and federal guidelines and applicable laws.

15.12

Interpretation. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by applicable Florida law as well as applicable federal laws. In the event of any conflict between this Agreement and any contract to provide services to Medicare beneficiaries entered into between Plan and DHHS or CMS or (c) any other contract between Plan and a governmental entity with respect to a government health care or benefit program (hereinafter collectively the "Contracts") for which Group is providing services, the Contracts shall govern. The parties agree that venue for any legal action regarding this Agreement shall be in the state or federal courts in Hillsborough County, Florida.

16.

ACKNOWLEDGEMENTS AND DELEGATED ACTIVITIES

16.1

Group acknowledges and agrees that:

A.

Its Agreements with Physicians/Providers are subject to review and approval by Plan, CMS, AHCA and other applicable regulatory agencies.

B.

Plan receives payments in whole or in part from federal funds. Contractors and subcontractors, including Group, are subject to certain laws that are applicable to individuals and entities receiving federal funds. Plan oversees and is accountable to CMS for any functions or responsibilities that are contained in a Plan M+C Contract including those that Plan may delegate to others. Activities or responsibilities under a Plan M+C Contract that are delegated by Plan to Group must be set forth in a written agreement that contains, at a minimum, the following CMS delegation requirements: (1) the specific delegated activities and reporting requirements; (2) the right of revocation of the delegation activities and reporting requirements in instances where CMS or Plan determines that Group has not performed satisfactorily; (3) a provision specifying that performance of Group is monitored by Plan on an ongoing basis; (4) a provision specifying that the credentialing process must be reviewed and approved by Plan, and Plan shall audit the credentialing process on an ongoing basis; and (5) a requirement that Group must comply with all applicable Medicare laws, regulations and CMS instructions. Any written delegation agreement between Plan and Group is hereby amended to include these requirements.

Group must comply with the terms of this provision as it relates to delegation for provision of Covered Services to all Plan Members.

16.2

Individual Providers and Facilities:

A.

If Group is a medical Group, facility or other entity whose staff of health care professionals consist wholly or partially of employees, Group represents and warrants that it has the unqualified authority to bind all such employees to the terms of this Agreement. Group has arrangements with subcontractors as defined in subsection (B), below, to render Covered Services to Plan Members. Group shall ensure that all such subcontracts are duly amended to incorporate the terms contained in this Agreement through one of the methods described in subsections (B)(l) and (B)(2), below.

B.

If Group is an independent practice association, physician hospital organization, or other intermediary or network organization contracting on behalf of health care providers and/or facilities, Group shall ensure that all arrangements with subcontractors for participation in Plan's network of Participating Providers are in writing and duly executed. Group shall ensure that all agreements with subcontractors are duly amended to incorporate the terms contained in this Agreement through one of the following methods:

1.

If the subcontract contains language that permits a unilateral amendment, Group shall unilaterally amend each subcontract to include the terms of this Agreement. Group shall provide Plan with written proof that it has unilaterally amended each such subcontract within thirty (30) days notice of signing this Agreement.

2.

If the subcontract does not contain language that permits unilateral amendment,

Group shall obtain a signed amendment for each subcontract to include the terms of this Agreement. Copies of the amendments, executed by all parties, must be mailed to Plan no later than thirty (30) days after the execution of this Agreement. C. Group shall ensure that the terms of this Agreement are included in all future and pending agreements with subcontractors who agree to provide services to Plan Members. Group further agrees to promptly amend the agreements with subcontractors, in the manner requested by Plan, to meet any additional CMS, HHS or other federal or state requirements. Refusal of any subcontractor to agree to the terms in this Agreement shall be grounds for the termination of such subcontractor from Plan's network of Participating Providers.

16.3

Noninterference with Advice to Plan's Members:

Nothing in the Agreement is intended to prohibit or restrict Group or its Participating Providers from advising or advocating on behalf of a Plan Member about (1) Plan Member's health status, medical care, or treatment options (including alternative treatments that may be self-administered), including providing sufficient information to Plan Member to provide an opportunity to decide among all relevant treatment options; (2) the risks, benefits and consequences of treatment or non-treatment; and (3) the opportunity for Plan Member to refuse treatment and express preferences about future treatment decisions. Group and its Participating Providers must provide information regarding treatment options in a culturally competent manner, including the option of no treatment. Group and its Participating Providers must assure that individuals with disabilities are furnished with effective communications in making decisions regarding treatment options.

16.4

Additional Termination Provisions:

Notwithstanding any provision contained herein to the contrary, the following provisions shall apply to Group's participation in Plan’s Medicare + Choice network of Participating Providers only:

a.)

Group's participation in Plan Medicare + Choice network of Participating Providers may be terminated by Plan immediately upon written notice to Group due to: (1) Group’s loss or suspension of licensure or certification if required; (2) Group sanction by Medicare.

b.)

If the Agreement contains any provision permitting termination without cause, notice of such termination shall be given by either party in accordance with the applicable provision of the Agreement, but in no such case shall the notice period be less than sixty (60) days prior to the termination date for Group .

c.)

If Provider is a physician, any written notice of provider suspension or termination for cause shall Include the following, to the extent applicable: (1) the reason for the suspension or termination; (2) the standards and profiling data used by Plan to evaluate Provider; (3) the numbers and mix of physicians needed in the network; (4) the Provider's right to appeal the action; and (5) the process and timing for requesting a hearing.

17

DELEGATED ADMINISTRATIVE FUNCTIONS

17.1

Delegation: Plan shall delegate those administrative functions outlined in Attachment G. Initial delegation and delegation renewal will be subject to review and approval of Group's performance of delegated administrative functions and compliance by Group of all Plan and regulatory guidelines. Failure of Group to perform delegated administrative functions in compliance with Plan's policies and procedures shall result in revocation of delegation for one or all of the administrative functions that have been delegated.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

PLAN:	GROUP:

By:	Noel J. Guillama

Title:	President

Date:	February 4, 2005